Exhibit 99.1

The Clorox Company News Release
Clorox Reports Solid Top-line Growth and EPS Results in Q1; Confirms Financial Outlook Ranges for Q2 and FY’07
OAKLAND, Calif., Nov. 1, 2006 – The Clorox Company (NYSE: CLX) announced today that strong sales growth and cost savings contributed to solid operating results for the company’s fiscal first quarter, which ended Sept. 30, 2006.
“Clorox delivered strong first-quarter results,” said Chairman and CEO Don Knauss. “We drove sales growth in all business segments, increased gross margin and delivered earnings per diluted share at the top end of our outlook range.
“During my first month on the job at Clorox, I have had the opportunity to meet many of our employees and observe first-hand our focus on innovation and brand building. I feel very good about the company’s progress in delivering on our strategies, and am excited about our prospects for long-term growth.”
First-quarter highlights
Clorox reported first-quarter net earnings of $112 million or 73 cents per diluted share. This compares with net earnings in the year-ago period of $109 million or 71 cents per diluted share, for an increase of 2 cents per diluted share. EPS results in the current quarter reflected the benefit of higher sales and improved gross margin, partially offset by a higher tax rate than the year-ago quarter.
First-quarter sales grew 5 percent to $1.16 billion, compared with $1.10 billion in the year-ago quarter. Volume declined 1 percent, with price increases taken in fiscal 2006 continuing to reduce shipments of affected products, as anticipated. Also contributing to volume results was a decline in shipments of Glad® trash bags due to increased competitive activity. Sales growth outpaced the change in volume primarily due to the ongoing impact of price increases.
Gross margin in the first quarter increased 70 basis points versus the year-ago quarter to 42.9 percent. This increase was primarily due to the benefit of cost savings and fiscal 2006 price increases, partially offset by increased commodity costs.
Net cash provided by operations in the first quarter was $133 million, compared with $59 million used in operations in the year-ago quarter. The year-over-year increase was primarily due to payment of a $151 million IRS settlement in the year-ago quarter, and timing of payments on accounts payable and accrued liabilities in the current quarter.
During the quarter, Clorox repurchased about 330,000 shares of the company’s common stock at a cost of about $20 million, under its ongoing program to offset stock option dilution.
First-quarter results by business segment
Following is a summary of key first-quarter results by business segment. All comparisons are with the first quarter of fiscal 2006.
Household Group – North America
The segment reported 5 percent sales growth, flat volume and 5 percent increase in pretax earnings. The segment delivered all-time-record shipments of Clorox® toilet-bowl cleaner and increased shipments of Clorox® disinfecting wipes. These results were offset by decreased shipments of laundry additives, Armor All® and STP® auto-care products, and Brita® water-filtration products, primarily due to the ongoing impact of price increases. Sales growth outpaced the change in volume primarily due to the impact of price increases. Pretax earnings reflected the benefit of higher sales and cost savings, partially offset by unfavorable commodity costs.

Specialty Group
The segment reported 6 percent sales growth, 2 percent volume decline and 22 percent increase in pretax earnings. Shipments of Glad® products, particularly trash bags, decreased due to competitive activity and the ongoing impact of fiscal 2006 price increases. Shipments of Kingsford® grilling products declined, primarily due to lower consumption as a result of poor Labor Day weather along the East Coast, as well as the impact of fiscal 2006 price increases. These results were substantially offset by the segment’s second consecutive quarter of all-time-record shipments of Fresh Step® scoopable cat litter behind a significant product improvement, and increased shipments of Hidden Valley® salad dressings. Sales growth outpaced the change in volume primarily due to the impact of price increases and more efficient trade-promotion spending. Pretax earnings reflected the benefit of price increases, cost savings and favorable product mix, partially offset by higher commodity costs.
International
The segment reported 4 percent sales growth on top of 21 percent sales growth in the year-ago quarter. The year-ago results were due to category growth and shipments of new products in Latin America. The segment reported 1 percent volume growth on top of 14 percent volume growth in the year-ago quarter, and 3 percent decrease in pretax earnings. Increased shipments of home-care products in Argentina and Venezuela were partially offset by lower shipments in Australia due in large part to the recent elimination of a nonstrategic business. Sales growth outpaced volume growth primarily due to the benefit of price increases and favorable product mix. Pretax earnings reflected higher commodities and logistics costs, substantially offset by the benefit of price increases in Latin America.
Outlook
For fiscal 2007, Clorox continues to anticipate sales growth within its previously communicated long-term target range of 3-5 percent. The fiscal year outlook includes about 8-9 cents diluted earnings per share ($20-$22 million) of transition and restructuring costs associated with the company’s previously announced IT services agreement. Fiscal 2007 outlook also reflects a higher tax rate versus fiscal 2006 and an estimated incremental impact of about 5 cents diluted EPS from the normal expensing of equity compensation following the adoption of Statement of Financial Accounting Standards (SFAS) No. 123-R. The company’s tax rate for the fiscal year is expected to range around 35 percent, versus 32 percent in fiscal 2006, with some anticipated variability among quarters. The anticipated year-over-year increase in tax rate is primarily due to lower anticipated tax-settlement benefits versus fiscal 2006. Due to the impact of higher costs related to the IT services agreement, the company anticipates being in the lower end of its fiscal 2007 diluted EPS range of $3.20-$3.30.
For the second quarter of fiscal 2007, the company continues to anticipate sales growth at the lower end of the 3-5 percent range, compared with 6 percent sales growth in the prior-year quarter. Included in the second-quarter outlook is the company’s anticipation that commodity costs will be higher than in the prior year, but that gross margin will increase behind cost savings and the ongoing benefit of fiscal 2006 price increases. The second-quarter outlook also includes about 3-4 cents per diluted share of transition and restructuring costs associated with the IT services agreement, and higher levels of marketing support and advertising behind recent product introductions and in response to competitive activity. Due to the higher levels of marketing support and advertising, the company anticipates being in the lower end of its second-quarter diluted EPS range of 48-54 cents.
The company’s initial outlook for the third quarter is for sales growth in the range of 3-5 percent and diluted EPS in the range of 74-80 cents. To recover higher commodity costs, the company plans to increase prices on Kingsford® charcoal products, effective January 2007. For more information on price increases, visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com. The third-quarter outlook also includes another 3-4 cents diluted EPS of incremental impact from transition and restructuring costs associated with the IT services agreement.
For more information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:
•	Definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below)

•	Supplemental volume growth information

•	Supplemental sales growth information

•	Adjusted operating profit reconciliation information

•	Supplemental balance sheet and cash flow information

•	Supplemental price-increase information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks inherent in litigation, including the litigation relating to the cumulative charge resulting from additional stock option compensation expenses relating to prior periods; international operations; risks inherent in maintaining an effective system of internal controls; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; the implementation of the company’s strategy; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA (“Henkel”), including the sustainability of cash flows, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media relations	Investor relations
Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396
Kathryn Caulfield 510-271-7209	Steve Austenfeld 510-271-2270

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2006	9/30/2005
Net sales	$1,161	$1,104
Cost of products sold	663	638

Gross profit	498	466

Selling and administrative expenses	153	144
Advertising costs	117	113
Research and development costs	26	23
Restructuring and asset impairment costs	—	1
Interest expense	29	30
Other (income) expense, net	(2)	1

Earnings from continuing operations before income taxes	175	154
Income taxes on continuing operations	63	46

Earnings from continuing operations	112	108

Earnings from discontinued operations	—	1

Net earnings	$112	$109

Earnings per common share:
Basic
Continuing operations	$0.74	$0.71
Discontinued operations	—	0.01

Basic net earnings per common share	$0.74	$0.72

Diluted
Continuing operations	$0.73	$0.70
Discontinued operations	—	0.01

Diluted net earnings per common share	$0.73	$0.71

Weighted average common shares outstanding (in thousands)
Basic	151,143	150,835
Diluted	153,568	152,882

Segment Information
(Unaudited)
Dollars in millions
First Quarter

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	9/30/2006	9/30/2005	Change (1)	9/30/2006	9/30/2005	Change (1)
Household Group — North America	$549	$524	5%	$178	$170	5%
Specialty Group	451	425	6%	109	89	22%
International	161	155	4%	34	35	-3%
Corporate	—	—	—	(146)	(140)	-4%

Total Company	$1,161	$1,104	5%	$175	$154	14%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	9/30/2006	6/30/2006	9/30/2005
Assets
Current assets
Cash and equivalents	$174	$192	$273
Receivables, net	374	435	362
Inventories	325	292	344
Other current assets	67	88	64

Total current assets	940	1,007	1,043
Property, plant and equipment, net	990	1,004	993
Goodwill	748	744	748
Trademarks and other intangible assets, net	604	604	597
Other assets	257	257	189

Total assets	$3,539	$3,616	$3,570

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$68	$156	$556
Current maturities of long-term debt	152	152	3
Accounts payable	299	329	309
Accrued liabilities	415	474	404
Income taxes payable	26	19	—

Total current liabilities	960	1,130	1,272
Long-term debt	1,965	1,966	2,120
Other liabilities	549	547	624
Deferred income taxes	120	129	86

Total liabilities	3,594	3,772	4,102

Contingencies
Stockholders’ deficit
Common stock	250	250	250
Additional paid-in capital	414	397	330
Retained earnings	4,005	3,939	3,742
Treasury shares	(4,514)	(4,527)	(4,534)
Accumulated other comprehensive net losses	(210)	(215)	(320)

Stockholders’ deficit	(55)	(156)	(532)

Total liabilities and stockholders’ deficit	$3,539	$3,616	$3,570

The Clorox Company
Supplemental Information – Volume Growth

	% Change vs. Prior Year
	FY06					FY07
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	YTD	Major Drivers of Change
Laundry / Home Care	–2%	5%	3%	–5%	0%	1%	1%
Q1 increase driven by continued growth in disinfecting wipes and prior-year launches of Clorox Anywhere and Clorox UltimateCare products partially offset by impact of prior-year price increases on bleach and Clean-Up and Tilex products.

Water Filtration /Canada / U.S. Auto / PPD*	5%	0%	–15%	3%	–2%	–5%	–5%	Q1 decline due to prior-year price increases in Auto, Brita and Canada, partially offset by distribution gains in professional products and prior-year launch of Brita refrigerator filters.
Total Household Group – North America	0%	4%	–3%	–3%	–1%	0%	0%
Bags & Wraps	–7%	1%	–1%	–6%	–3%	–7%	–7%	Q1 decrease reflects prior-year price increases in Glad, prior-year launch of Glad ForceFlex with OdorShield trash bags, and competitive activity in trash category.
Litter / Food / Charcoal	3%	–2%	3%	2%	2%	1%	1%
Q1 growth due to strong results in cat litter behind activated carbon product improvement and strength in Hidden Valley salad dressing, partially offset by lower consumption in charcoal due to poor Labor Day weather.

Total Specialty Group	–1%	0%	2%	0%	0%	–2%	–2%
Total International	14%	1%	4%	6%	6%	1%	1%	Q1 increase on top of robust year-ago quarter, behind strong results in Argentina and Venezuela due to new products and category growth.
Total Clorox	1%	2%	0%	–1%	1%	–1%	–1%

*	Professional Products Division

The Clorox Company
Supplemental Information — Sales Growth

	% Change vs. Prior Year
	FY06					FY07
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	YTD	Major Drivers of Change
Laundry / Home Care	1%	7%	8%	2%	4%	4%	4%	Q1 increase reflects higher shipments and benefit of price increases taken in prior-year.
Water Filtration /Canada / U.S. Auto / PPD*	8%	5%	-4%	13%	5%	6%	6%	Q1 growth due to benefit of price increases taken in prior-year and favorable currency.
Total Household Group — North America	3%	6%	4%	6%	5%	5%	5%
Bags & Wraps	6%	14%	16%	6%	11%	6%	6%	Q1 increase due to benefit of price increases taken in prior-year, trade-promotion spending efficiencies and favorable product mix.
Litter / Food / Charcoal	1%	-1%	5%	3%	2%	6%	6%	Q1 growth behind higher shipments of cat litter with activated carbon, prior-year price increases and favorable product mix.
Total Specialty Group	3%	6%	9%	5%	6%	6%	6%
Total International	21%	6%	7%	3%	9%	4%	4%	Q1 sales increase driven by price increases across the segment and favorable mix, partially offset by unfavorable currency.
Total Clorox	5%	6%	7%	5%	6%	5%	5%

*	Professional Products Division

The Clorox Company
Adjusted Operating Profit (Unaudited) (1)
Reconciliation schedule of adjusted operating profit to earnings from continuing operations before income taxes
Dollars in millions

	Three months ended
	9/30/06	9/30/05
Net sales	$1,161	$1,104

Gross profit	$498	$466
Gross margin (2)	42.9%	42.2%

Adjusted operating expenses (3)	$296	$280

Adjusted operating profit (4)	$202	$186
Adjusted operating profit margin (2)	17.4%	16.8%

Restructuring and asset impairment costs	$0	$1
Interest expense	$29	$30
Other (income) expense, net	($2)	$1

Earnings from continuing operations before income taxes	$175	$154

(1)	In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.

Management believes the presentation of adjusted operating profit and margin provides additional useful information to investors about current trends in the business. Adjusted operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

(2)	Percentages based on rounded numbers.

(3)	Adjusted operating expenses = selling and administrative expenses, advertising costs and research and development costs.

(4)	Adjusted operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other (income) expense, net, as reported in the Condensed Consolidated Statements of Earnings (Unaudited). Adjusted operating profit margin is a measure of adjusted operating profit as a percentage of net sales.

The Clorox Company
Supplemental Balance Sheet Information
Preliminary* (Unaudited)
As of Sept. 30, 2006
Working Capital Update

	Q1
	FY 2007	FY 2006		Change	Days(4)	Days(4)
	($ millions)	($ millions)		($ millions)	FY 2007	FY 2006	Change
Receivables, net	$374		$362	$12	31	32	-1 day
Inventories	325		344	(19)	42	47	-5 days
Accounts payable	299		309	(10)	41	45	-4 days
Accrued liabilities	415		404	11
Total WC(1)	$26		$57	(31)
Total WC % net sales (2)	+0.6%		+1.3%
Avg WC(1)	$10	-$	67	$77
Avg WC % net sales(3)	+0.2%		-1.5%
•	Receivables increased primarily as a result of higher sales and price increases.

•	Inventory decreased mainly due to higher prior-year inventories related to new product launches.

•	Accounts payable declined due to timing of payments.

•	Accrued liabilities increased primarily due to timing of payments.
Supplemental Cash Flow Information
Preliminary* (Unaudited)
As of Sept. 30, 2006
Capital expenditures were $31 million
Depreciation and amortization was $46 million
Cash provided by operations
Net cash provided by operations in the first quarter was $133 million, compared with $59 million used in operations in the year-ago quarter. The year-over-year increase was primarily due to a $151 million payment in the first quarter of fiscal 2006 related to a prior year income tax settlement. Also contributing to the increase was timing of payments on accounts payable and accrued liabilities.

*	Preliminary estimates. Final quarterly numbers will be published in our Form 10-Q.

(1)	Working capital is defined in this context as current assets minus current liabilities excluding cash and short-term debt. Total working capital is based on working capital at the end of the period. Average working capital is based on a two points average working capital.

(2)	Based on working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(3)	Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(4)	Days calculations based on a two points average.